EXHIBIT 5

                                   LAW OFFICES
                           DRINKER BIDDLE & REATH LLP
                         1000 Westlakes Drive, Suite 300
                         Berwyn, Pennsylvania 19312-2409
                            Telephone: (610) 993-2200
                               Fax: (610) 993-8585

                                  May 17, 1999

Delphi Automotive Systems Corporation
5725 Delphi Drive
Troy, Michigan  48098

Gentlemen:

            We have acted as counsel to Delphi Automotive Systems Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 6,000,000 shares of Common Stock of the Company, par value $.01 per share the ("Common Stock") issuable under the Company's Savings-Stock Purchase Program for Salaried Employees in the United States (the "Salaried Plan") and 1,500,000 shares of Common Stock (collectively the "Shares") issuable under the Company's Personal Savings Plan for Hourly Rate Employees in the United States (the "Hourly Plan") (the Salaried Plan and the Hourly Plan, collectively, the "Plans").

            In that capacity, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-laws of the Company, as amended through the date hereof, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate. The opinions expressed herein are based exclusively on the General Corporation Law of the State of Delaware.

            In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

            Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that Shares issued by the Company under the Plan under which they are issued and paid for in accordance with the terms of such Plan will be validly issued, fully paid and nonassessable by the Company.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,


                                    /s/ DRINKER BIDDLE & REATH LLP
                                    ------------------------------
                                        DRINKER BIDDLE & REATH LLP
                              (A Pennsylvania Limited Liability Partnership)

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